EXHIBIT 24.1


CONFIRMING STATEMENT

This Statement confirms that the undersigned, Michael A. Bless, has authorized and designated each of William O. Sweeney, Assistant Secretary, Maxtor
Corporation and Dawn C. Anderson, Assistant
Secretary, Maxtor Corporation, individually, to execute and file on the undersigned's behalf all Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Maxtor Corporation. The authority of each of William O. Sweeney and Dawn C. Anderson, individually, under this Statement shall continue until the undersigned is no longer required to file Forms 3,4 and 5 withregard to the undersigned's ownership of or transactions in securities of Maxtor
Corporation, unless earlier revoked in
writing. The undersigned acknowledges that each of William 0. Sweeney and Dawn C.
Anderson, individually, is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities
Exchange Act of 1934.


/s/Michael A. Bless
Michael A. Bless

Date: 8/23/04